CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the incorporation by reference in this Prospectus Supplement dated March 19, 1998 (To Prospectus Dated June 19, 1997) of PacificAmerica Money Center, Inc. relating to the PacificAmerica Home Equity Loan Asset Backed Notes, Series 1998-1 of our report dated January 24, 1997, on our audits of the consolidated financial statements of Financial Security Assurance Inc. and Subisidiaries as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996. We also consent to the reference to our Firm under the caption "Experts".


                                       /s/Coopers & Lybrand L.L.P.
                                       ---------------------------
                                          Coopers & Lybrand L.L.P.

New York, New York
March 19, 1998